Exhibit 10.2
                                   Spitz, Inc.
                                 U.S. Route One
                              Chadds Ford, PA 19317

                                                  PERSONAL & HIGHLY CONFIDENTIAL

                                                               December 20, 2004

Paul Dailey
Spitz, Inc.
U.S. Route One
Chadds Ford, PA 19317

Dear Paul:

         This letter constitutes the agreement (the "Agreement") between you and Spitz, Inc. (the "Company") regarding stay benefits due to you under certain circumstances as described below.

1. Stay Bonus. In the event of a Change of Control (as defined in Section 2 below), you shall be eligible for a stay bonus in an amount in cash equal to $50,000 (minus applicable withholding and other deductions required by law), provided you (i) remain employed by the Company (or its successor) for at least ninety (90) days following the Change of Control; or (ii) terminate your employment with Good Reason (as defined in Section 4 below) no later than ninety
(90) days following the Change in Control; or (iii) are terminated by the Company without Cause (as defined in Section 3 below) no later than ninety (90) days following the Change of Control. The stay bonus shall be paid in a lump sum amount in cash within ten (10) days of the first occurrence of an event described in (i), (ii) or (iii) of this paragraph.

2. Change of Control. For purposes of this Agreement, "Change of Control" shall mean the occurrence of any of the following events: (i) the consummation of a merger or consolidation of either the Company or the Company's parent, Transnational Industries, Inc. ("Transnational"), with any other corporation, other than (x) a merger or consolidation which would result in the voting securities of Transnational outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of Transnational or such surviving entity outstanding immediately after such merger or consolidation and
(y) a merger in which such other corporation is your affiliate; (ii) the consummation of the sale or disposition by the Company or Transnational of all or substantially all of the Company's and/or Transnational's assets other than a sale of such assets to you and/or any of your affiliates; or (iii) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), other than you and/or any of your affiliates, becomes the beneficial owner (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Transnational representing fifty percent (50%) or more of the total voting power represented by Transnational's then outstanding voting securities.

3. Cause. For purposes of this Agreement, "Cause" shall mean (i) your gross misconduct in the performance of your duties for the Company; (ii) your engaging in illegal conduct (other than any misdemeanor, traffic violation or similar

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misconduct) in connection with your performance of duties for the Company; or
(iii) your commission of a felony. The determination as to whether "Cause" exists shall be made by Transnational's Board of Directors, in its reasonable discretion.

4. Good Reason. For purposes of this Agreement, "Good Reason" shall mean a reduction in your compensation or/and employee benefits; material reduction in your job responsibilities or position; or relocation of your work location by more than fifty (50) miles from the current location of your office.

5. Other Agreements. Except as specifically stated herein, all other terms and conditions of prior written agreements regarding the subject of your employment, including that agreement dated September 1, 2002, shall remain in full force and effect.

         A few important final points: first, since only certain key employees are being offered a stay bonus, we require that you treat as highly confidential both the existence and terms of this letter, and that you refrain from discussing this confidential information with any of your coworkers. You will not be eligible for the stay bonus benefits described in Section 1 if you fail to meet this critical requirement, except for disclosure required by law. You are a key player at Spitz. We regard you as integral to our continued success, and we want to reward you for staying on the team during this uncertain transition period. I trust that the above-described stay bonus will allay some of the concerns you may have for your future.

                                                   Very truly yours,

                                                   SPITZ, INC.


                                                   By:/s/ Jonathan A. Shaw
                                                   -----------------------------
                                                   Jonathan A. Shaw
                                                   President and Chief
                                                   Executive Officer

Accepted and Agreed:

/s/ Paul L. Dailey
----------------------------------
Paul Dailey

Date: December 20, 2004